                                                                     EXHIBIT 8.1


                         [Chapman and Cutler Letterhead]
                                October 7, 1999



Northern Border Pipeline Company
1111 South 103rd Street
Omaha, Nebraska 68124-1000


         Re:     Northern Border Pipeline Company
                 Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as United States federal income tax counsel for Northern Border Pipeline Company, a Texas general partnership (the "Company"), in connection with the offer to exchange up to $200,000,000 aggregate principal amount of the Company's 7.75% Senior Notes due 2009, Series A (the "New Notes"), which are proposed to be registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the Company's issued and outstanding 7.75% Senior Notes due 2009.

         We are giving this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") on the date of this letter, in accordance with the Securities Act and the rules and regulations of the Commission under the Securities Act, relating to the registration by the Company of the New Notes. Capitalized terms used but not defined in this letter have the respective meanings ascribed to them in the Registration Statement.

         In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and those agreements and other documents which we have deemed relevant and necessary and we have made those investigations of law which we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each of these agreements represents the valid and binding obligation of the respective parties to the agreements, enforceable in accordance with its respective terms and the entire agreement between the parties with respect to the subject matter of the agreement, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained in the agreement and (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

         The opinion set forth in this letter is limited to the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the date of this letter. The statutory provisions, regulations and interpretations upon which our opinion is based are subject to change, and any change could apply retroactively. Any change could affect the continuing validity of the opinion described in this letter. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly described in this letter, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

         The opinion in this letter has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion in this letter.

         Based upon and subject to the above, the discussion in the Registration Statement under the heading "Certain United States Federal Income Tax Considerations" constitutes our opinion with respect to those matters. While this description discusses the material anticipated United States federal income tax consequences applicable to particular holders who are United States Persons, it does not purport to discuss all United States federal income tax consequences and our opinion is limited to those United States federal income tax consequences specifically discussed under that heading.

         In giving the above opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

         We are furnishing this letter in our capacity as United States federal income tax counsel to the Company. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as described below.

         We consent to the use of our name in the Registration Statement as our name appears under the caption "Legal Matters" and to the use of this letter as an exhibit to the Registration Statement.

                                          Respectfully submitted,

                                          CHAPMAN AND CUTLER